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Exhibit 99.1:  Press Release dated July 29, 1999


Respironics Reports Fourth Quarter and Annual 1999 Results And Details of Previously Announced Restructuring


PITTSBURGH, July 29 /PRNewswire/ -- Respironics, Inc. (Nasdaq: RESP - news) today reported sales and net earnings for the fourth fiscal quarter and year ended June 30, 1999. Additionally, Respironics provided details of its restructuring plan previously announced on July 6, 1999. The restructuring is designed to enhance the company's focus on its customers and core businesses, improve the overall speed and responsiveness of the company, strengthen the company's innovative culture and improve profitability through reduced operating costs.

Fourth Quarter Results
Net sales for the fourth quarter totaled $90.1 million compared with $85.2 million recorded in the fourth quarter a year ago, an increase of 6 percent. Excluding charges described below for both periods, net income was $5.6 million for the fourth quarter compared to $5.6 million a year ago. Diluted earnings per share, excluding charges in both periods, were $0.18 for the fourth quarter, an increase of 6 percent over last year's fourth quarter earnings of $0.17.

For the year ended June 30, 1999, net sales were $357.6 million compared with $351.6 million last year. Excluding charges in both periods, net income for the current year was $27.5 million versus last year's $27.2 million. Diluted earnings per share, excluding charges in both periods, were $0.86 for the current year compared with last year's $0.82.

Results for the quarter and year ended June 30, 1999 shown above exclude the impact of restructuring charges of $2.4 million, or $0.04 per share, and a previously announced special addition to the Company's allowance for uncollectible receivables of $5.0 million, or $0.10 per share. Prior year results shown above exclude the impact of charges related to the Company's merger with Healthdyne Technologies, Inc., which totaled $3.2 million, or $0.06 per share, for the quarter ended June 30, 1998, and $40.7 million, or $0.87 per share, for the year ended June 30, 1998. Prior year results also exclude the impact of costs related to an unsolicited offer by another company to acquire Healthdyne, which totaled $650,000, or $0.01 per share, for the year ended June 30, 1998.

Restructuring
The company also made known the details of a previously announced restructuring plan. The company will be structured as four major divisions: homecare; hospital; asthma/allergy; and international, with a related management realignment corresponding to the new structure. Additionally, the company will be closing and downsizing a number of facilities and positioning itself for more intensive focus on research and development. Specifically, the company will close its Westminster, Colo., manufacturing facility and its customer satisfaction centers in the United States, while refocusing its Marietta, Ga., manufacturing facilities. The company will open a centralized distribution and repair center in Youngwood, Pa., within the next sixty days. As a result of this restructuring, the company will record a pre tax charge of approximately $25.0 million. As noted above, $2.4 million of the restructuring charges are included in the results for the June 1999 quarter, with the remainder to be recorded over the next several quarters.

Dennis S. Meteny, president and chief executive officer, announced that his operating management team will be led by Craig B. Reynolds, who will be assuming the role of executive vice president and chief operating officer. Mr. Meteny's other four direct reports will consist of Daniel J. Bevevino as chief financial officer, Richard A. Gruber in corporate quality assurance, Dorita A. Pishko as corporate secretary, and Robert D. Crouch as senior vice president of new ventures and corporate services. Mr. Crouch will now be responsible for new ventures and corporate services, including legal, human resources, information technology and government relations.

Mr. Reynolds will be responsible for the day to day operations of all businesses. He will have four key officers in charge of the operating divisions; John L. Miclot for homecare; Paul L. Woodring for hospital;
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Susan A. Lloyd for asthma/allergy; and Geoffrey C. Waters for international.

The company also announced that its sales force is now organized and aligned with the four divisions. The home care sales force, numbering over 100, allows for significant coverage of the principal home care markets including obstructive sleep apnea, noninvasive ventilation and oxygen. The company has formed a hospital sales force from the combination of its previous ventilation sales specialists and a number of clinical sales people who previously managed the company's customer satisfaction centers. The hospital sales force will number over twenty-five and will work closely with Respironics' strategic hospital distribution partners. The asthma/allergy and international sales forces have been recently strengthened with the addition of key personnel.

The company has also announced plans to close its Westminster, Colo., manufacturing and product design center. The PLV ventilator currently manufactured in Westminster will be transferred to the company's Murrysville, Pa., facility. The Marietta, Ga., facility will remain open but will be reduced in size and will focus on oxygen and monitoring only. All sleep and noninvasive ventilator product lines will be transferred from Marietta to Murrysville. The company expects to implement its Demand Flow Technology (DFT) manufacturing system in Marietta within the calendar year. The company also will close its 19 customer satisfaction centers and transition product service activities to the new Youngwood, Pa., facility and a newly formed field service organization.

Innovation in the new product development area will continue to be an area of strategic importance to Respironics. The company will have 118 design engineers working in various areas of new product development. Engineers will remain focused on new products and product line extensions in their respective divisions. Mr. Meteny will increase his involvement with new ventures and the application of Respironics' technologies to new markets. Mr. McGinnis, the company's founder and current chairman of the board of directors, will advise Mr. Meteny with regard to technology issues related to new business.

Overall, general and administrative headcount reductions and those associated with the changes outlined above amount to approximately ten percent of the worldwide workforce. The facility changes will reduce overall square footage by approximately 100,000 square feet; this reduction represents a decrease of over 20 percent of the company's current facility space.

Comments From Management

Dennis S. Meteny, president and chief executive officer, commented on the restructuring: "In my opinion, focus, speed, innovation and profitability were the essential elements of Respironics in its early stages when the company's reputation was built. Our associates recognize the need to increase the company's performance level and are aware of the tremendous opportunities and potential both in our current markets and in new markets. We must focus on the basics of our business and continue to invest in new product research and development in order to maintain our market leadership. I believe we will emerge from this challenge stronger than ever and more determined to excel for our shareholders."

Mr. Meteny added: "We are making significant changes with the expressed intent of improving focus on our customers while concentrating efforts on new product development activities. Craig Reynolds' new role will provide us with a single focal point for operations decision making. John Miclot taking responsibility for our largest division also provides us with an experienced business leader who will focus on the considerable opportunities in home care. The new organization structure, with a reduced number of direct reports for me, will allow me to focus more directly on the future opportunities and strategic initiatives of the company. My role in product development will be to create the appropriate culture that will allow innovation to thrive. I will work with our management team on projects that go beyond next generation products and into new areas of opportunity for Respironics."

In closing, Mr. Meteny summarized his thoughts on Respironics' people, his role as CEO and his vision for the future: "I sincerely regret that the actions we are taking today will impact some of our people negatively. I do believe that we have cushioned any effects to these individuals to the best of our ability, and I know that these actions were necessary for the viability of the company. I know as well, because I have seen them perform, that Respironics' people are achievers; they are self-starters. They have various backgrounds from all over the world and are unified by their strong work ethic, their desire to succeed and their dedication to serve our customers and patients. Our associates thrive on challenge and expect
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their job to be a positive experience. My role as the CEO is to ensure that our culture encourages these self-starters to excel for their own personal benefit and for the good of the entire team. It is also my role to ensure that our associates have the opportunity to make an impact and be heard. Respironics has a unique opportunity to positively affect the lives of millions of people through innovative products and services, allowing our associates to feel good about themselves through their accomplishments in the healthcare field. They understand this opportunity and look forward to Respironics becoming the best medical device company, and the best place to work, in the world."

Respironics is a leading designer, manufacturer and marketer of technologically advanced medical devices for use in the home, hospital and alternative clinical care settings. The company employs almost 1,800 individuals worldwide and has manufacturing facilities in several domestic and international locations. In addition to therapy products for obstructive sleep apnea and portable ventilation, the company's major product lines include monitoring devices for newborns, sleep diagnostics and a variety of products for the treatment of respiratory disorders, including asthma management devices.

This press release contains forward-looking statements, including statements relating to developments in the healthcare industry, third-party reimbursement policies and practices, future sales of the company's products, new product development, anticipated cost savings and regulatory requirements, which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company's financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.


                      RESPIRONICS, INC. AND SUBSIDIARIES
                      Condensed Statement of Operations
                                 (Unaudited)
                   (In thousands, except per share amounts)

                            Three Months Ended             Year Ended
                          06/30/99       6/30/98      6/30/99      6/30/98

    Sales                  $90,080       $85,227     $357,571     $351,576

    Gross profits           41,787        40,583      171,084      170,926

    Restructuring charges    2,415             0        2,415            0

    Special addition to
      allowance for
      uncollectible
      receivables            5,000             0        5,000            0

    Merger related costs         0         3,248            0       40,751

    Costs associated with
      an unsolicited offer to
      acquire Healthdyne
      Technologies               0             0            0          650

    Income before income
      taxes                  1,907         6,150       38,456        3,864

    Net Income (loss)        1,132         3,618       23,061       (1,825)

    Basic earnings (loss)
      per share               0.04          0.11         0.73        (0.06)
    Diluted earnings (loss)
      per share               0.04          0.11         0.72        (0.06)
    Diluted earnings per
      share, excluding the
      impact of restructuring
      charges, the special
      addition to allowance
      for uncollectible
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      receivables, merger
      related costs and
      costs associated
      with the unsolicited
      offer to acquire
      Healthdyne
      Technologies           $0.18         $0.17        $0.86        $0.82

    Basic shares
      outstanding           30,485        32,591       31,521       32,098

    Diluted shares
      outstanding           30,819        33,220       31,956       33,122



                            Product Sales Summary
                                 (Unaudited)
                            (Dollars in thousands)

                            Three Months Ended              Year Ended
                          06/30/99       6/30/98      6/30/99      6/30/98

    Sleep Products         $46,220       $44,172     $179,555     $167,725
    Respiratory Products    37,004        33,035      146,417      150,328
    Asthma, Allergy and
      OEM Products           6,856         8,020       31,599       33,523
    Total                  $90,080       $85,227     $357,571     $351,576



                           Condensed Balance Sheet
                                 (Unaudited)
                            (Dollars in thousands)

                                            June 30, 1999      June 30, 1998

    Cash                                        $23,651            $14,875
    Trade Accounts Receivable                    99,253             90,985
    Inventory                                    61,212             58,898
    Other Current Assets                         27,519             29,926
    Total Current Assets                       $211,635           $194,684

    Property, Plant and Equipment (net)          62,083             49,742
    Other Assets, including Goodwill             77,243             83,676
    Total Assets                               $350,961           $328,102

    Current Liabilities                         $56,300            $57,134
    Long Term Obligations and Other             100,140             70,128
    Shareholders' Equity                        194,521            200,840
    Total Liabilities and
      Shareholders' Equity                     $350,961           $328,102